As filed with the Securities and Exchange Commission on December 8, 2016

No. 333-214588

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICHOR HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3185 Laurelview Ct.

Fremont, California

(610) 386-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas M. Rohrs

Executive Chairman and Chief Executive Officer

Ichor Systems, Inc.

3185 Laurelview Ct.

Fremont, California 94538

(510) 897-5200

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C. Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000	Tad J. Freese Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ File No. 333-214588

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(d) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-214588), initially filed by the Registrant on November 14, 2016 and declared effective by the Securities and Exchange Commission on December 8, 2016. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on December 8, 2016.

ICHOR HOLDINGS, LTD

/s/ Thomas M. Rohrs
Name:	Thomas M. Rohrs
Title:	Executive Chairman and Chief Executive Officer

*****

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas M. Rohrs Thomas M. Rohrs	Executive Chairman and Chief Executive Officer (principal executive officer)	December 8, 2016

* Maurice Carson	Director, President and Chief Financial Officer (principal financial officer)	December 8, 2016

* John Chenault	Director	December 8, 2016

* Dipanjan Deb	Director	December 8, 2016

* Andrew Kowal	Director	December 8, 2016

* Iain MacKenzie	Director	December 8, 2016

/s/ Thomas M. Rohrs Thomas M. Rohrs	Authorized Representative in the United States	December 8, 2016

* The undersigned, by signing his name hereto, signs and executes this post-effective amendment to the Registration Statement pursuant to the Power of Attorney executed by the above-named signatories and previously filed with the Securities and Exchange Commission on November 14, 2016.

/s/ Thomas M. Rohrs
Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.		Exhibit Description

5.1	*	Maples and Calder opinion.

23.2	*	Consent of Maples and Calder (including in Exhibit 5.1).

24.1		Power of Attorney (included on signature pages to the Registration Statement on Form S-1 (File No. 333-214588) filed on November 14, 2016).

*	Filed herewith